UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 16, 2008

COMPUMED, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-14210	95-2860434
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5777 West Century Blvd., Suite 360, Los Angeles, CA 90045

 (Address of principal executive offices)

Registrant's telephone number, including area code:

(310) 258-5000

NA

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2008, CompuMed, Inc., a Delaware corporation (the “Company”), entered into an amended revolving line of credit agreement (the “Amended Credit Agreement”)  between the Company, as Borrower, and Boston Avenue Capital, LLC, an Oklahoma limited liability company, as Lender (the “Lender” or “BAC”).  The Amended Credit Agreement amends the original credit agreement entered into between Borrower and Lender dated February 15, 2008 (the “Original Credit Agreement”).

The Amended Credit Agreement provides a credit facility in an aggregate principal amount of up to $4 million.  Advances under the revolving line of credit shall bear interest at the current three-month London Interbank Offered Rate (LIBOR), payable quarterly in arrears for the prior fiscal quarter on the firth business day of each January, April, July and October commencing after the first advance.  The Amended Credit Agreement provides that unused amounts up to the total commitment shall bear interest at a rate of one percent (1%) per annum, compounded annually on the first business day of each calendar year.  BAC is not required to maintain a third party letter of credit in support of the Amended Credit Agreement.  The Amended Credit Agreement matures on December 31, 2010.

The Amended Credit Agreement terminates the 16,000,000 warrants (the “Original Warrants”) issued to BAC as consideration for the Original Credit Agreement.  The Original Warrants were granted i) at a variable price based on the trading of the stock price and ii) regardless of whether an advance was made under the Original Credit Agreement.  Under the Amended Credit Agreement, the Company will issue 16,000,000 warrants (the “New Warrants”) to BAC for a purchase price of $5,000 only if, and after, an advance of funds under the Amended Credit Agreement occurs.  The strike price of the New Warrants is fixed at two dollars ($2.00) each.  The New Warrants may only be issued upon shareholder approval which the Company must use its best efforts to obtain before the second anniversary of any advance.

The Amended Credit Agreement contains customary representations and warranties of the Company.  Availability under the new revolving line of credit is subject to certain conditions, including (i) that the existing board member of the Company and other directors approved by the Lender comprise all of the directors of the Company, (ii) that the members of the board of directors of the Company unanimously approve any advance, (iii) that there note be any undisclosed material liabilities a the time of an advance, and (iv) that the Lender shall have consented (in its sole discretion) in the event that an advance is requested and, at the time of the request for the advance, the Company or any of its officers, directors, employees, shareholders or affiliates is a party to any pending legal proceedings related to the Company or its affiliates.

Advances under the Amended Credit Agreement may be prepaid at any time in whole or in part without premium or penalty.  The Amended Credit Agreement also includes certain customary events of default including, but not limited to:  Failure to pay principal or interest when due (subject to grace period); any representation or warranty proving to have been materially incorrect when made or confirmed; failure to perform or observe covenants set for the in the Amended Credits Agreement; and bankruptcy and insolvency defaults.

On November 4, 2008, the Board of Directors of the Company approved the Amended Credit Agreement, with Mr. Chuck Gillman, the manager of BAC, abstaining.

The descriptions of the Amended Credit Agreement provided under this Item 1.01 is qualified in its entirety by the terms of the Amended Credit Agreement itself, which is files as exhibit 10.26 to this Current Report on Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement.

Pursuant to the Amended Credit Agreement, the Original Credit Agreement and the Common Stock Purchase Warrant for the Original Warrants were terminated in their entirety effective December 16, 2008.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Office-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K with respect to the Amended Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01  Other Events.

On December 17, 2008, the Company issues a press release relating to the Amended Credit Agreement and other matters described in this Current Report on Form 8-K, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statement and Exhibits.

(d)

Exhibits

The following exhibits are filed herewith:

Exhibit Number

Exhibit Description

10.26

Amended Line of Credit Agreement, dated December 16, 2008 between the Company, as Borrower, and Boston Avenue Capital, LLC, as Lender.

99.1

Press Release of the Company dated December 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUMED, INC.

By:	/s/ MAURIZIO VECCHIONE
Maurizio Vecchione
Interim Chief Executive Officer

Date:  December 17, 2008